Execution Copy
Exhibit 99.3
VOTING AND ROLLOVER AGREEMENT
BETWEEN
ELC HOLDINGS CORPORATION
AND
RONALD ELLIOTT
DATED AS OF JULY 19, 2006

VOTING AND ROLLOVER AGREEMENT
     This VOTING AND ROLLOVER AGREEMENT (this “Agreement”) is entered into as of July 19, 2006, by and between ELC Holdings Corporation, a Delaware corporation (“Parent”), and Ronald Elliott (the “Stockholder”).
W I T N E S S E T H:
     WHEREAS, as of the date hereof, the Stockholder beneficially owns and is entitled to dispose of (or to direct the disposition of) certain shares of Common Stock of (“Common Stock”) of Excelligence Learning Corporation, a Delaware corporation (the “Company”);
     WHEREAS, Parent and the Company propose to enter into an Agreement and Plan of Merger, dated as of the date hereof, by and among the Company, ELC Acquisition Corporation, a Delaware corporation (“Merger Sub”), and Parent (the “Merger Agreement”), pursuant to which, subject to the terms and conditions of the Merger Agreement, Merger Sub will merge with and into the Company with the Company being the surviving corporation; and
     WHEREAS, concurrently with the execution and delivery of the Merger Agreement and as a condition and inducement to Parent’s willingness to enter into the Merger Agreement, the Stockholder is executing this Agreement whereby the Stockholder agrees to vote all of the Stockholder’s Subject Common Shares (as defined below) pursuant to the terms and conditions of this Agreement and to exchange a portion of the Subject Common Shares in shares of stock Parent.
     NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS; INTERPRETATION
     Section 1.1 Capitalized Terms. For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.
     Section 1.2 Other Definition. For purposes of this Agreement,
          (a) “Subject Common Shares” means, with respect to the Stockholder, the number of shares of Common Stock set forth opposite the Stockholder’s name on Schedule I hereto, together with any shares of Common Stock acquired by the Stockholder after the date hereof; provided, however, that, notwithstanding anything to the contrary in this Agreement, the Stockholder is in no way required by this Agreement to exercise any options or warrants to purchase Common Stock.
          (b) “Proxy Term” shall mean the period from the execution of this Agreement until the termination of this Agreement in accordance with Section 7.1.
     Section 1.3 Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. No provision of this Agreement shall be construed to require Parent, the Stockholder or any of their respective Subsidiaries or Affiliates to take any action that would violate any applicable Law.
ARTICLE II
VOTING
     Section 2.1 Agreement to Vote the Stockholder’s Subject Common Shares. During the Proxy Term, the Stockholder agrees that at any annual, special or other meeting of the stockholders of the Company called to vote upon the Merger and/or the Merger Agreement, and at any adjournment or postponement thereof, and in connection with any action of the stockholders of the Company taken by written consent to approve the Merger and approve and adopt the Merger Agreement, the Stockholder will:
          (a) appear in person or by proxy at each such meeting or otherwise cause the Stockholder’s Subject Common Shares to be counted as present at such meeting for purposes of calculating a quorum; and
          (b) vote (or cause to be voted) all of the Stockholder’s Subject Common Shares (i) in favor of the adoption of the Merger Agreement (including any amendments thereto) and the approval of the Merger and the other transactions contemplated by the Merger Agreement and any actions required in furtherance thereof and (ii) (other than the transactions contemplated by the Merger Agreement) against any action, proposal, transaction or agreement that would reasonably be expected to (A) result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of the Stockholder contained in this Agreement or (B) impede, interfere or be inconsistent with, delay, postpone, discourage or adversely affect the transactions contemplated by the Merger Agreement or this Agreement. Any such vote shall be cast or consent shall be given in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent.

          (c) Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict the Stockholder or any of his Representatives or Affiliates from acting in such Person’s capacity as an officer or director of the Company (it being understood that this Agreement shall apply to the Stockholder solely in the Stockholder’s capacity as a stockholder of the Company) or voting in the Stockholder’s sole discretion on any matter other than those matters referred to in subsection (b) above.
     Section 2.2 Grant of Irrevocable Proxy. If requested by Parent, the Stockholder will constitute and appoint Parent, or any nominee of Parent, or will cause Parent, or any nominee of Parent, to be constituted or appointed, with full power of substitution and re-substitution, during and for the Proxy Term, as the Stockholder’s true and lawful attorney in fact and irrevocable proxy, for and in the Stockholder’s name, place and stead, to vote each of the Subject Common Shares as the Stockholder’s proxy, at any annual, special or other meeting of the stockholders of the Company called to vote upon the Merger and/or the Merger Agreement, and at any adjournment or postponement thereof, and in connection with any action of the stockholders of the Company, taken by written consent to approve the Merger and approve and adopt the Merger Agreement, or, as applicable, to instruct and direct the Depository Trust & Clearing Corporation or any other holder of record of such Subject Common Shares to vote such Subject Common Shares at any annual, special or other meeting of the stockholders of the Company called to vote upon the Merger and/or the Merger Agreement, and at any adjournment or postponement thereof, and in connection with any action of the stockholders of the Company taken by written consent to approve the Merger and approve and adopt the Merger Agreement, (i) in favor of the adoption of the Merger Agreement (including any amendments thereto) and the approval of the Merger and the other transactions contemplated by the Merger Agreement and any actions required in furtherance thereof and (ii) (other than as otherwise contemplated by the Merger Agreement) against any action, proposal, transaction or agreement that would reasonably be expected to (A) result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or (B) impede, interfere or be inconsistent with, delay, postpone, discourage or adversely affect the transactions contemplated by the Merger Agreement or this Agreement.
     Section 2.3 Nature of Irrevocable Proxy. ANY PROXY AND POWER OF ATTORNEY GRANTED PURSUANT TO SECTION 2.2 BY THE STOCKHOLDER SHALL BE IRREVOCABLE DURING THE PROXY TERM, SHALL BE DEEMED TO BE COUPLED WITH AN INTEREST SUFFICIENT IN LAW TO SUPPORT AN IRREVOCABLE PROXY AND SHALL REVOKE ANY AND ALL PRIOR PROXIES GRANTED BY THE STOCKHOLDER. Any power of attorney granted by the Stockholder pursuant to Section 2.2 shall be a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of the Stockholder and any obligation of the Stockholder under this Agreement and shall be binding upon the heirs, personal representatives, successors and assigns of the Stockholder. The Stockholder hereby revokes all other proxies and powers of attorney with respect to all of the Stockholder’s Subject Common Shares that may have heretofore been appointed or granted to the extent that they conflict with the proxy and power of attorney granted herein, and, except as expressly contemplated by this Agreement, no subsequent proxy or power of attorney shall be given (and if given, shall not be effective) by the Stockholder with respect to any annual, special or other meeting of the stockholders of the Company called to vote upon the Merger and/or the Merger Agreement, and at any adjournment or postponement thereof, and in connection with any action of the stockholders of the Company taken by written consent to approve the Merger and approve and adopt the Merger Agreement.
ARTICLE III
COVENANTS
     Section 3.1 Generally.
          (a) The Stockholder agrees that, except as expressly contemplated by the terms of this Agreement or the Merger Agreement, the Stockholder shall not (i) sell, transfer, tender, pledge, give, encumber, assign, convert into another class of securities of the Company or otherwise dispose of (collectively, a “Transfer”) or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of or grant a proxy or power of attorney, deposit into any voting trust, enter into any voting agreement, or create or permit to exist any Liens of any nature whatsoever with respect to, any or all of the Stockholder’s Subject Common Shares or (ii) take any action that would reasonably be expected to have the effect of preventing, impeding or materially and adversely affecting the Stockholder’s ability to perform the Stockholder’s obligations under this Agreement. Notwithstanding the foregoing, the Stockholder may make Transfers (A) by will or by operation of law, in which case this Agreement shall bind the transferee, (B) to any other Person who shall have executed a counterpart or otherwise become party to this Agreement (whether by joinder, an accession agreement, an amendment to this Agreement or otherwise) and who is legally bound by the terms hereof and/or (C) as Parent may otherwise consent in writing in its sole discretion (such consent not to be unreasonably withheld).
          (b) The Stockholder agrees not to take any action that would reasonably be expected to (i) make any representation or warranty of the Stockholder contained herein untrue or incorrect in any material respect or (ii) have the effect of preventing or disabling the Stockholder from performing the Stockholder’s obligations under this Agreement.
          (c) In the event of a stock dividend or distribution, or any change in the Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term “Subject Common Shares”, when used with respect to the Stockholder, shall be deemed to refer to and include the Stockholder’s then-existing Subject Common Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Stockholder’s Subject Common Shares may be changed or exchanged or which are received in such transaction.

     Section 3.2 Standstill Obligations of the Stockholder. The Stockholder covenants and agrees with Parent that, during the Proxy Term:
          (a) The Stockholder shall not, nor shall the Stockholder permit any Affiliate of the Stockholder to, nor shall the Stockholder act in concert with or permit any Affiliate to act in concert with any Person to make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” (as such terms are used in the rules of the SEC) or grant powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of Common Stock in connection with any vote or other action on any matter, in each case in a manner that would be inconsistent with the Stockholder’s obligations under this Agreement (including without limitation, Article II hereof), other than to recommend that the stockholders of the Company vote in favor of the Merger and the Merger Agreement.
          (b) The Stockholder shall not, nor shall the Stockholder authorize any Affiliate of the Stockholder to, nor shall the Stockholder act in concert with or permit any Affiliate to act in concert with any Person to, deposit any shares of Common Stock in a voting trust or subject any shares of Common Stock to any arrangement or agreement with any Person with respect to the voting of such shares of Common Stock, in each case in a manner that would be inconsistent with the Stockholder’s obligations under this Agreement (including without limitation, Article II hereof).
          (c) The Stockholder shall not and shall cause its Affiliates and Representatives not to, directly or indirectly, (i) initiate, solicit, induce or encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Parent and Merger Sub and their Representatives and lenders) any information or data with respect to the Company or any of its Subsidiaries or otherwise relating to an Acquisition Proposal; or (iii) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by any of the Representatives, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of the Stockholder or otherwise, shall be deemed to be a breach of this Agreement by the Stockholder. The Stockholder shall, and shall cause each of its Affiliates and Representatives to, immediately cease and cause to be terminated all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.
          (d) The Stockholder shall promptly (and in any event within twenty-four (24) hours) notify Parent and Merger Sub in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, the Company or its Representatives, in each case in connection with any Acquisition Proposal or the possibility or consideration of making an Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in connection therewith, shall simultaneously provide to Parent copies of any written materials (including e-mails or other electronic communications) received from or on behalf of such Person relating to such proposal, offer, information request, negotiations or discussions).
          (e) Notwithstanding any of the provisions of this Agreement, the Stockholder makes no agreement or understanding herein as a director or officer of the Company. The Stockholder signs this Agreement solely in the Stockholder’s capacity as a beneficial owner of the Stockholder’s Subject Common Shares, and nothing herein shall limit or affect any action or inaction taken in the Stockholder’s capacity as an officer or director of the Company.
     Section 3.3 Exercise of Options. The Stockholder may (but is not hereby obligated to) purchase or acquire any additional shares of Common Stock pursuant to the exercise of Company Stock Options; provided, however, that any such shares of Common Stock received by the Stockholder in respect thereof shall be deemed “Subject Common Shares” respectively for all purposes of this Agreement without any action by any Person. Schedule II attached hereto sets forth a list of all outstanding Company Stock Options held by the Stockholder, the vesting schedule for each and the expiration or similar dates thereof.
     Section 3.4 Public Disclosure. The Stockholder shall not issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with the Merger Agreement) with respect to this Agreement, the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement without the prior consent of Parent.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER
     The Stockholder hereby represents and warrants to Parent as follows:
     Section 4.1 Authority. (a) The Stockholder has all necessary legal capacity, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, (b) the execution and delivery of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions to be consummated by it as contemplated hereby have been duly and validly authorized by the Stockholder, and no other proceedings on the part of the Stockholder are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, and (c) this Agreement has been duly and validly executed and delivered by the Stockholder and, assuming the due authorization, execution and delivery by Parent, constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to the Bankruptcy Exceptions.

     Section 4.2 Ownership of Shares. As of the date hereof, the Stockholder is the lawful record and/or beneficial owner of the shares of Common Stock denoted as being owned beneficially and/or of record by the Stockholder on Schedule I and has the sole power to vote (or cause to be voted) the Stockholder’s shares of Common Stock in accordance with the provisions of this Agreement and the sole power of disposition with respect to such shares, with no restrictions, subject to applicable federal securities laws. The Stockholder has good and valid title to the Common Stock denoted as being owned by the Stockholder on Schedule I, free and clear of any Liens that would adversely affect the ability of the Stockholder to carry out the terms of this Agreement. The Stockholder has not appointed or granted any proxy which is still in effect with respect to any of the Stockholder’s Subject Common Shares that will conflict with the proxy granted herein.
     Section 4.3 Consents and Approvals. The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of the Stockholder’s obligations under this Agreement will not, require the Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority based on the Law of any applicable Governmental Authority, except for (a) any filing(s) (including amendments) that the Stockholder may be required to make pursuant to any applicable provision of the Exchange Act and (b) such consents, approvals, authorizations or permits of, filings with or notifications to any Governmental Authority that would not reasonably be expected to adversely affect the ability of the Stockholder to carry out the terms of this Agreement.
     Section 4.4 No Conflicts. Neither the execution and delivery of this Agreement by the Stockholder, the consummation by the Stockholder of the transactions contemplated hereby nor compliance by the Stockholder with any of the provisions hereof shall (a) result in, or give rise to, a violation or breach of or a default (or an event that with notice or lapse of time or both would become a default) under any of the terms of any contract, understanding, agreement or other instrument or obligation to which any of the Stockholder’s Subject Common Shares or assets may be bound or affected or (b) conflict with or violate any applicable Governmental Order or Law applicable to the Stockholder, except in the case of clauses (a) and (b) for any such violations, conflicts, breaches or defaults that would not reasonably be expected to adversely affect the ability of such Stockholder to carry out the terms of this Agreement.
     Section 4.5 Reliance by Parent. The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by the Stockholder.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT
Parent hereby represents and warrants to the Stockholder as follow:
     Section 5.1 Authority. (a) Parent has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, (b) the execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions to be consummated by it as contemplated hereby have been duly and validly authorized by Parent, and no other proceedings on the part of Parent are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, and (iii) this Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the Stockholder, constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the Bankruptcy Exceptions.
     Section 5.2 Consents and Approvals. The execution and delivery of this Agreement by Parent does not, and the performance by Parent of Parent’s obligations under this Agreement will not, require Parent to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority based on the Law of any applicable Governmental Authority, except for (a) any filing(s) (including amendments) that Parent may be required to make pursuant to any applicable provision of the Exchange Act and (b) such consents, approvals, authorizations or permits of, filings with or notifications to any Governmental Authority that would not reasonably be expected to adversely affect the ability of Parent to carry out the terms of this Agreement.
     Section 5.3 No Conflicts. Neither the execution and delivery of this Agreement by Parent, the consummation by Parent of the transactions contemplated hereby nor compliance by Parent with any of the provisions hereof shall (a) conflict with or violate the certificate of incorporation or by-laws of Parent, (b) result in, or give rise to, a violation or breach of or a default (or an event that with notice or lapse of time or both would become a default) under any of the terms of any contract, understanding, agreement or other instrument or obligation to which Parent is a party or by which Parent or any of Parent’s assets may be bound or affected or (c) conflict with or violate any applicable Governmental Order or Law applicable to Parent, except in the case of clauses (b) and (c) for any such violations, conflicts, breaches or defaults that would not reasonably be expected to adversely affect the ability of Parent to carry out the terms of this Agreement.
     Section 5.4 Reliance by the Stockholder. Parent understands and acknowledges that the Stockholder is entering into this Agreement in reliance upon, and agrees that the Stockholder is entitled to rely upon, the execution, delivery and performance of the Merger Agreement by Parent and Merger Sub.

ARTICLE VI
ROLLOVER
     Section 6.1 Rollover. Immediately prior to the Effective Time, the Stockholder agrees to exchange seventy percent (70%) of his Subject Common Shares (929,811 shares) for shares of preferred and common stock of Parent (the “Rollover Shares”) in the same relative proportion and based on the same per share value as the other stockholders of Parent acquiring both the preferred and common stock in Parent immediately prior to the Effective Time. This rollover transaction, together with certain contributions to Parent made in connection with the Merger, is intended to come within the provisions of Section 351 of the Internal Revenue Code of 1986, as amended.
     Section 6.2 Equity Agreements. As a condition of Parent to effect the rollover transaction contemplated in Section 6.1 and simultaneously with the issuance of the Rollover Shares, the Stockholder agrees to enter into customary equity agreements in relation to the Stockholder’s investment in the Parent including but not limited to an Equity Purchase Agreement, Stockholders Agreement (which shall include among other things provisions relating to Board composition, company reporting requirements, majority shareholder approval rights and pre-emptive rights, restrictions on transfer of shares and tag-along and drag-along provisions) and a Registration Rights Agreement.
ARTICLE VII
TERMINATION
     Section 7.1 Termination. This Agreement shall terminate, and neither the Parent nor the Stockholder shall have any further rights or obligations hereunder, upon the earliest to occur of (a) the mutual consent of Parent and the Stockholder, (b) the Effective Time and (c) the termination of the Merger Agreement in accordance with its terms. Notwithstanding the foregoing, this Section 7.1 and Article VIII of this Agreement shall survive the termination of this Agreement.
ARTICLE VIII
MISCELLANEOUS
     Section 8.1 Appraisal Rights. The Stockholder hereby irrevocably and unconditionally waives, and agrees to prevent the exercise of, any rights of appraisal, any dissenters’ rights and any similar rights relating to the Merger or any related transaction that the Stockholder may directly or indirectly have by virtue of the ownership of any Subject Common Shares.
     Section 8.2 Publication. The Stockholder hereby permits Parent to publish and disclose in any document and/or schedule filed by Parent or any of its Affiliates with the SEC the Stockholder’s identity and ownership of shares of Common Stock and Company Stock Options and the nature of the Stockholder’s commitments, arrangements and understandings pursuant to this Agreement; subject to Parent

(i) providing the Stockholder with a reasonable opportunity to review any such document and/or schedule and (ii) accepting any comments or corrections reasonably suggested by the Stockholder to any such document and/or schedule that are provided no later than three (3) Business Days after the Stockholder’s receipt thereof .
     Section 8.3 Further Actions. The Stockholder agrees that it will, upon the request of Parent, execute and deliver such documents (the form and content of which to be reasonably acceptable to the Stockholder) and take such actions as may be reasonably requested by Parent to effectuate the purpose of this Agreement.
     Section 8.4 Amendments, Waivers, etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by each of the parties hereto. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.
     Section 8.5 Specific Performance. The parties hereto agree that if for any reason any party hereto shall have failed to perform the Stockholder’s obligations under this Agreement, then the party seeking to enforce this Agreement against such non-performing party shall be entitled to specific performance and injunctive and other equitable relief. This provision is without prejudice to any other rights or remedies, whether at law or in equity, that any party hereto may have against any other party hereto for any failure to perform the Stockholder’s obligations under this Agreement.
     Section 8.6 Notices. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service, or if sent by facsimile or by e-mail transmission, in each case as set forth below. Any such notice shall be deemed delivered (a) on the date delivered if by personal delivery, (b) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed by registered or certified mail, (c) on the next succeeding Business Day if sent by national courier service, or (d) on the date sent by facsimile if the appropriate facsimile confirmation is received by the sender or (e) on the date sent if by e-mail.

If to Parent, addressed to it at:

ELC Holdings Corporation
c/o Thoma Cressey Equity Partners, Inc.
9200 Sears Tower
233 South Wacker Drive
Chicago, IL 60606-6331
Attention:	Carl D. Thoma, Managing Partner
Telephone:	(312) 777-4420
Facsimile:	(312) 777-4421

with a copy to:

Goodwin Procter LLP
901 New York Ave., N.W.
Washington, DC 20001
Attention:	J. Hovey Kemp, Esq.
Telephone:	(202) 346-4283
Facsimile:	(202) 346-4444

and

Goodwin Procter LLP
53 State Street
Boston, MA 02109
Attention:	Kathy A. Fields, Esq.
Telephone:	(617) 570-1304
Facsimile:	(617) 523-1231

If to the Stockholder, addressed to him at:

Ronald Elliott
11250 Sadde Road
Monterey, CA 93940
Telephone:	(831) 333-2000
Facsimile:	(831) 333-2580

with a copy to:

Christopher Osborne, Esq.
580 California Street, Suite 1900
San Francisco, CA 94104
Telephone:	(415) 956-8853
Facsimile:	(415) 956-8642

     Section 8.7 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     Section 8.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.
     Section 8.9 Entire Agreement. This Agreement (together with the Merger Agreement, to the extent referred to herein) constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.
     Section 8.10 Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the parties, except that Parent may assign and transfer its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent.
     Section 8.11 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
     Section 8.12 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.
          (a) This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to the Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to the application of Delaware principles of conflicts of laws.
          (b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of any Delaware or California state court, or federal court of the United States of America, sitting in Delaware or California, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees that any claim in respect of any such action or proceeding may be heard and determined in any such Delaware or California state court or, to the extent permitted by applicable Law, in any such federal court, (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware or California state or federal court, and (iii) waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware or California state or federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.6. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Law.
          (c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12(c).
     Section 8.13 Counterparts. This Agreement may be executed in two or more counterparts, including facsimile counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
[Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, Parent and the Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

PARENT

ELC HOLDINGS CORPORATION

By:	/s/ Carl D. Thoma

Name: Carl D. Thoma
Title: President

STOCKHOLDER

/s/ Ronald Elliott

Ronald Elliott
[Signature Page to Voting and Rollover Agreement]

Schedule I
Beneficial and Record Ownership of Common Stock

	Number of Shares	Number of Shares
	of Common Stock	of Common Stock
Name of Stockholder	Held Beneficially	Held of Record

Ronald Elliott	1,328,301	1,328,301

Schedule II
Stock Options

	Number of
	Outstanding
	Stock
Name of Stockholder	Options	Vesting Date(s)

Ronald Elliott	180,000	Fully Vested
 3